Exhibit 99


                                                           FOR IMMEDIATE RELEASE

CONTACT: SAMUEL L. ERWIN, CEO
CONTACT: WILLIAM W. TRAYNHAM, PRESIDENT AND CFO
PHONE: (803) 535-1060

COMMUNITY BANKSHARES INC. (SC) ANNOUNCES SHAREHOLDER APPROVAL OF MERGER WITH FIRST CITIZENS

ORANGEBURG, South Carolina, October 15, 2008 - Community Bankshares, Inc. (Amex:
SCB), parent of Community Resource Bank, N. A. ("CRB"), today announced shareholder approval of the Agreement and Plan of Merger, dated June 25, 2008, among Community Bankshares, Inc., CRB, and First Citizens Bank and Trust Company, Inc., which provides for the merger of Community Bankshares, Inc. and CRB with and into First Citizens.

The transaction is expected to close by month end and is valued at approximately $96 million. Under the terms of the agreement, shareholders of Community Bankshares, Inc. will receive $21.00 in cash for each common share. Shareholders will receive instructions after the closing date regarding the redemption of their shares for cash.